Exhibit 99.1

Tesoro Corporation Reports Third Quarter 2013 Results

•	Net income of $99 million, or $0.72 per diluted share

•	Net income from continuing operations of $0.46 per diluted share, or $0.44 excluding special items

•	Closed the sale of the Hawaii refining and marketing business

•	Repaid $500 million of the $1.2 billion interim borrowing for the Los Angeles acquisition

•	Declared regular quarterly dividend of $0.25 per share

•	Increased approved share repurchase program to $1 billion

SAN ANTONIO - November 6, 2013 - Tesoro Corporation (NYSE:TSO) today reported third quarter 2013 net income of $99 million, or $0.72 per diluted share compared to $273 million, or $1.92 per diluted share for the third quarter of 2012. The third quarter results include net income from discontinued operations of $35 million, or $0.26 per diluted share related to the operations and sale of our Hawaii business. Net income from continuing operations of $64 million, or $0.46 per diluted share compares to net income of $259 million, or $1.82 per diluted share for the third quarter of 2012.

The third quarter 2013 results include one-time after-tax income of $0.14 per diluted share related to release of a legal reserve related to refunds received from the Trans-Alaska Pipeline System and proceeds from business interruption insurance for the Anacortes refinery, partially offset by expenses totaling $0.12 per diluted share related to integration costs and a non-cash inventory valuation adjustment related to the acquisition of the Southern California refining, marketing and logistics business. Excluding these items, the Company earned $60 million or $0.44 per diluted share.

“The Company was able to drive high refinery utilization and deliver 110% capture of the Tesoro Index during the third quarter, further demonstrating our commitment to operational efficiency and effectiveness and commercial excellence,” said Greg Goff, President and CEO. “Our focus remains on the continued execution of our strategic plan and driving shareholder value creation through strong operating performance and the delivery of high return capital projects and synergies.”

For the third quarter, the Company recorded segment operating income of $197 million, compared to segment operating income of $601 million in the third quarter of 2012. The reduction was driven by a weak margin environment across all operating regions.

The Tesoro Index was $8.42 per barrel (/bbl) for the third quarter, down $8.23/bbl relative to a year ago. The year over year decline in the Tesoro Index can be partially attributed to West Coast refined product margins which were negatively impacted by increased supply of refined products as a result of high refinery utilization rates relative to the significant regional refinery downtime experienced in 2012. Additionally, the compression of the West Texas Intermediate (WTI) discount to Brent by over $13/bbl had an impact on the Mid-Continent region.

The Company’s realized gross margin was $9.22/bbl for the third quarter. On the U.S. West Coast, foreign, Bakken and Canadian light sweet crude oil continued to price at a discount to domestic alternatives. In the Mid-Continent, regional advantaged crude oil continued to price at a discount relative to the WTI benchmark. Total throughput in the quarter was 863 thousand barrels per day, or 102% utilization.

Direct manufacturing costs in the third quarter averaged $4.76/bbl, down $0.63/bbl relative to the second quarter of this year, driven primarily by improved refinery utilization.

Same store fuel sales during the quarter were higher by almost 2%. However, retail fuel margins were down relative to the third quarter of last year. Total retail fuel sales volumes were up over 120% year-over-year driven by the addition of approximately 835 dealer-operated ARCO® retail stations on June 1, 2013.

Corporate and unallocated costs were $52 million in the third quarter, net of $6 million of corporate depreciation and excluding a benefit of $21 million in variable stock-based compensation and integration costs of $14 million primarily related to the acquisition of the Southern California refining, marketing and logistics business.

Announced Close on Sale of Hawaii Business
On September 25, 2013, Tesoro announced that it had completed sale of all of its interest in Tesoro Hawaii, LLC to Hawaii Pacific Energy, LLC a wholly owned subsidiary of Par Petroleum Corporation.

The sales price was $539 million, which was offset by approximately $215 million of accounts payable for inventory and other working capital. The transaction also included an earn-out arrangement payable over three years up to $40 million based on consolidated gross margins.

Capital Spending and Liquidity
Capital spending for the third quarter was $123 million. Turnaround spending was $24 million. The Company currently expects full year consolidated capital spending of approximately $585 million, which is down from prior guidance. The Company still expects full year turnaround spending of $400 million for 2013.

The Company ended the third quarter with nearly $1.5 billion in cash and approximately $1.5 billion of availability on the Tesoro Corporation revolving credit facility. Subsequent to the end of the third quarter, the Company repaid $500 million of revolving credit borrowings related to the Southern California refining, marketing and logistics acquisition, taking total availability to approximately $2.0 billion. After the debt repayment, total debt, excluding Tesoro Logistics, LP, was $1.97 billion or approximately 31% of total capitalization pro-forma for the end of the third quarter 2013.

Tesoro Logistics LP ended the quarter with over $65 million in cash and approximately $575 million of availability on its separate revolving credit facility.

Returning Cash to Shareholders
Tesoro Corporation today announced that the board of directors took the following actions:

•	Declared a regular quarterly cash dividend of $0.25 per share payable on December 13, 2013 to all holders of record as of November 29, 2013

•	Increased the existing $500 million share repurchase program to $1 billion

During the third quarter of 2013, Tesoro returned about $135 million to shareholders through the purchase of over 2 million of the Company’s shares and its regular quarterly dividend. Through the end of October, the Company has purchased an additional $38 million of shares, bringing total purchases to approximately $438 million under the increased $1 billion share repurchase program.

Analyst and Investor Presentation
Tesoro Corporation will be hosting an Analyst and Investor Presentation at the New York Stock Exchange on December 10, 2013 at 9:00 a.m. ET. Because space is limited, reservations will be required to attend and accepted on a first-come, first-serve basis. Interested parties should contact Chris Castro in the Investor Relations department via email at christopher.a.castro@tsocorp.com or phone by calling (210) 626-7202. Reservations will be accepted until close of business on Monday, December 2, 2013. Interested parties may also access the presentation over the Internet by logging on to http://www.tsocorp.com.

Public Invited to Listen to Analyst Conference Call
At 7:30 a.m. CST tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding third quarter 2013 results and other business matters.  Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Twitter Communication
Tesoro Corporation is utilizing Twitter, in conjunction with other Regulation FD-compliant disclosure vehicles, such as press releases, 8-Ks and its investor relations web site, as part of broader investor and stakeholder communication strategy. The Twitter page can be found at http://twitter.com/TesoroCorp.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 845,000 barrels per day.  Tesoro's retail-marketing system includes over 2,200 retail stations under the Tesoro®, Shell®, ARCO®, Exxon®, Mobil® and USA Gasoline™ brands, of which over 570 are company operated.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations about capital spending; execution of our strategic plan; future operating performance and value added initiatives and synergies. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Brian Randecker, Senior Director, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO CORPORATION
RESULTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$11,241	$7,944	$27,485	$22,284
Costs and Expenses:
Cost of sales	10,355	6,848	24,827	19,419
Operating expenses	542	378	1,351	1,033
Selling, general and administrative expenses (a)	54	123	229	227
Depreciation and amortization expense	140	109	356	307
Loss on asset disposals and impairments	4	3	19	15
Operating Income	146	483	703	1,283
Interest and financing costs, net (b)	(47)	(66)	(110)	(136)
Interest income	—	1	1	2
Equity in earnings of equity method investment	9	—	12	—
Other income (expense), net (c)	13	(3)	65	(22)
Earnings Before Income Taxes	121	415	671	1,127
Income tax expense	47	149	243	416
Net Earnings From Continuing Operations	74	266	428	711
Net earnings from discontinued operations, net of tax (d)	35	14	23	24
Net Earnings	109	280	451	735
Less: Net earnings from continuing operations attributable to noncontrolling interest	10	7	32	19
NET EARNINGS ATTRIBUTABLE TO TESORO CORPORATION	$99	$273	$419	$716

NET EARNINGS ATTRIBUTABLE TO TESORO CORPORATION
Continuing operations	$64	$259	$396	$692
Discontinued operations	35	14	23	24
Total	$99	$273	$419	$716

NET EARNINGS PER SHARE - BASIC:
Continuing operations	$0.48	$1.86	$2.92	$4.96
Discontinued operations	0.26	0.10	0.17	0.17
Total	$0.74	$1.96	$3.09	$5.13
Weighted average common shares outstanding - Basic	134.6	139.6	135.8	139.6

NET EARNINGS PER SHARE - DILUTED:
Continuing operations	$0.46	$1.82	$2.86	$4.89
Discontinued operations	0.26	0.10	0.17	0.17
Total	$0.72	$1.92	$3.03	$5.06
Weighted average common shares outstanding - Diluted	136.8	142.1	138.1	141.5
___________________________
(a) Includes stock-based compensation benefit of $13 million and expense of $68 million for the three months ended September 30, 2013 and 2012, respectively, and expense of $31 million and $87 million for the nine months ended September 30, 2013 and 2012, respectively. The significant impact to stock-based compensation expense during the three and nine months ended September 30, 2013 compared to the prior periods is primarily a result of changes in Tesoro’s stock price. Also includes transaction and integration costs related to the Carson Acquisition and TLLP’s purchase of the Northwest Products System of $14 million ($9 million after-tax) and $47 million for the three and nine months ended September 30, 2013, respectively.

(b)
Includes a charge of $27 million ($17 million after-tax) for premiums and unamortized debt issuance costs associated with the redemption of our 6.625% and 6.500% Senior Notes for the three and nine months ended September 30, 2012.

(c) Includes a $16 million ($10 million after-tax) benefit related to the release of a legal reserve as a result of a favorable litigation settlement for the three and nine months ended September 30, 2013. Also includes $54 million in refunds from a settlement of a rate proceeding from the California Public Utilities Commission for the nine months ended September 30, 2013, and accruals related to certain legal matters partially offset by receipts associated with the settlement of a pipeline rate proceeding for the nine months ended September 30, 2012.

(d)
On September 25, 2013, we completed the sale of all of our interest in Tesoro Hawaii, LLC, which operates the 94 thousand barrels per day (“Mbpd”) Hawaii refinery, retail stations and associated logistics assets (the “Hawaii Business”) to a subsidiary of Par Petroleum. As a result, we have reflected its results as discontinued operations in our consolidated statements of operations for all periods presented and have excluded the Hawaii Business from the financial and operational data presented in the tables and discussion that follow. Net earnings from discontinued operations include an $80 million ($49 million after-tax) gain related to the sale of the Hawaii Business, which includes a $17 million curtailment gain related to the remeasurement of our pension and other postretirement benefit obligations during the three and nine months ended September 30, 2013.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA (d)
(Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating Income
Refining	$141	$583	$819	$1,406
Retail	56	18	96	85
Total Segment Operating Income	197	601	915	1,491
Corporate and unallocated costs (a)	(51)	(118)	(212)	(208)
Operating Income	146	483	703	1,283
Interest and financing costs, net (b)	(47)	(66)	(110)	(136)
Interest income	—	1	1	2
Equity in earnings of equity method investment	9	—	12	—
Other income (expense), net (c)	13	(3)	65	(22)
Earnings Before Income Taxes	$121	$415	$671	$1,127

Depreciation and Amortization Expense
Refining	$125	$91	$314	$263
Retail	9	9	26	27
Corporate	6	9	16	17
Depreciation and Amortization Expense	$140	$109	$356	$307

Capital Expenditures
Refining	$111	$111	$376	$314
Retail	10	14	26	45
Corporate	2	3	10	9
Capital Expenditures	$123	$128	$412	$368

BALANCE SHEET DATA (e)
(Unaudited) (Dollars in millions)

	September 30, 2013	December 31, 2012

Cash and cash equivalents	$1,492	$1,639
Inventories (e)	2,635	1,338
Total Assets	14,116	10,702
Current maturities of debt	11	3
Long-Term Debt	3,364	1,585
Total Equity	5,290	4,737
Total Debt to Capitalization Ratio, excluding capital leases related to discontinued operations	39%	25%
Total Debt to Capitalization Ratio excluding TLLP, excluding capital leases related to discontinued operations (f)	36%	22%
Working Capital	2,446	1,755
___________________________
(e) The total carrying value of our crude oil and refined product inventories was less than replacement cost by approximately $1.9 billion and $1.3 billion at September 30, 2013 and December 31, 2012, respectively.
(f) Excludes Tesoro Logistic LP’s (“TLLP”) total debt, including capital leases, of $909 million and $354 million and noncontrolling interest of $875 million and $486 million at September 30, 2013 and December 31, 2012, respectively. $900 million and $350 million of TLLP’s total debt is related to TLLP Senior Notes at September 30, 2013 and December 31, 2012, respectively which are non-recourse to Tesoro, except for Tesoro Logistics GP, LLC. Subsequent to September 30, 2013, we repaid $500 million of borrowings outstanding under our revolving credit facility. Our pro-forma debt to capitalization ratio, excluding TLLP, after giving effect to this payment was 31% as of September 30, 2013.

TESORO CORPORATION
OPERATING DATA (d)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
REFINING SEGMENT	2013	2012	2013	2012
Total Refining Segment
Throughput (Mbpd)
Heavy crude (g)	208	171	195	158
Light crude	591	340	425	318
Other feedstocks	64	37	48	35
Total Throughput (h) (i)	863	548	668	511

Yield (Mbpd)
Gasoline and gasoline blendstocks	418	274	331	263
Jet fuel	126	70	93	65
Diesel fuel	198	135	152	115
Heavy fuel oils, residual products, internally produced fuel and other	173	101	132	98
Total Yield	915	580	708	541

Gross refining margin ($/throughput bbl) (j)	$9.22	$19.67	$12.58	$18.28
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (j)	$4.76	$4.67	$5.04	$4.89
Segment Operating Income ($ millions)
Gross refining margin (k)	$732	$992	$2,293	$2,561
Expenses
Manufacturing costs	378	235	919	684
Other operating expenses	78	70	201	171
Selling, general and administrative expenses	8	10	28	27
Depreciation and amortization expense	125	91	314	263
Loss on asset disposal and impairments	2	3	12	10
Segment Operating Income	$141	$583	$819	$1,406

Refined Product Sales (Mbpd) (l)
Gasoline and gasoline blendstocks	499	359	407	344
Jet fuel	144	84	108	77
Diesel fuel	223	157	175	139
Heavy fuel oils, residual products and other	98	67	85	66
Total Refined Product Sales	964	667	775	626

Refined Product Sales Margin ($/bbl) (j) (l)
Average sales price	$117.53	$124.64	$117.23	$125.20
Average costs of sales	109.97	108.35	107.47	111.46
Refined Product Sales Margin	$7.56	$16.29	$9.76	$13.74

___________________________

(g)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(h)
We had reduced throughput due to turnarounds at our Washington refinery during the first half of 2013, our Utah refinery during the 2013 second quarter, our Martinez refinery during the 2012 first quarter and our Alaska refinery during the 2012 second quarter. We had higher throughput at our North Dakota refinery during the first half of 2013 as a result of the refinery expansion completed in the second half of 2012 and at our Los Angeles refinery during the 2013 second and third quarters due to the acquisition of the Carson refinery.

(i) We acquired the Carson refinery and related assets and retail stations on June 1, 2013. The information presented includes the results of operations from these assets from the date of its acquisition on June 1, 2013. We are integrating our Wilmington and Carson refineries and refer to the combined facility as the Los Angeles refinery.

(j)
Management uses various measures to evaluate performance and efficiency and to compare profitability to other companies in the industry, including gross refining margin per barrel, manufacturing costs before depreciation and amortization expense (“Manufacturing Costs”) per barrel and refined product sales margin per barrel.

•
Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate gross refining margin per barrel; different companies may calculate it in different ways. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput.

•
Management uses Manufacturing Costs per barrel to evaluate the efficiency of refining operations. There are a variety of ways to calculate Manufacturing Costs per barrel; different companies may calculate it in different ways. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput.

•
Management uses refined product sales margin per barrel to evaluate the profitability of manufactured and purchased refined product sales. There are a variety of ways to calculate refined product sales margin per barrel; different companies may calculate it in different ways. We calculate refined product sales margin per barrel by calculating an average refined product sales price per barrel and an average refined product cost of sales per barrel, which are calculated by dividing refined product sales or refined product cost of sales by total refining throughput. The average refined product cost of sales per barrel is subtracted from the average refined product sales price per barrel.

Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(k)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts resulted in an increase of $1 million for the three months ended September 30, 2013, and an increase of $4 million and $2 million for the nine months ended September 30, 2013 and 2012, respectively. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput multiplied by the gross refining margin per barrel.

(l)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Refining By Region	2013	2012	2013	2012
California (Martinez and Los Angeles) (i)
Throughput (Mbpd) (h)
Heavy crude (g)	193	165	187	154
Light crude	319	70	175	62
Other feedstocks	45	25	35	23
Total Throughput	557	260	397	239

Yield (Mbpd)
Gasoline and gasoline blendstocks	275	135	203	128
Jet fuel	84	24	52	23
Diesel fuel	123	71	92	57
Heavy fuel oils, residual products, internally produced fuel and other	117	53	82	52
Total Yield	599	283	429	260

Gross refining margin ($ millions)	$369	$290	$1,085	$750
Gross refining margin ($/throughput bbl) (j)	$7.21	$12.11	$10.01	$11.43
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (j)	$5.39	$5.97	$5.75	$6.23
Capital expenditures ($ millions)	$41	$39	$117	$122

Pacific Northwest (Alaska & Washington)
Throughput (Mbpd) (h)
Heavy crude (g)	15	6	8	4
Light crude	153	148	136	142
Other feedstocks	14	8	9	7
Total Throughput	182	162	153	153

Yield (Mbpd)
Gasoline and gasoline blendstocks	75	68	62	67
Jet fuel	32	33	29	31
Diesel fuel	36	30	28	25
Heavy fuel oils, residual products, internally produced fuel and other	45	36	38	35
Total Yield	188	167	157	158

Gross refining margin ($ millions)	$118	$259	$445	$722
Gross refining margin ($/throughput bbl) (j)	$7.02	$17.39	$10.67	$17.21
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (j)	$3.57	$3.78	$4.13	$3.87
Capital expenditures ($ millions)	$9	$29	$46	$87

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Mid-Continent (North Dakota and Utah)
Throughput (Mbpd) (h)
Light crude	119	122	114	114
Other feedstocks	5	4	4	5
Total Throughput	124	126	118	119

Yield (Mbpd)
Gasoline and gasoline blendstocks	68	71	66	68
Jet fuel	10	13	12	11
Diesel fuel	39	34	32	33
Heavy fuel oils, residual products, internally produced fuel and other	11	12	12	11
Total Yield	128	130	122	123

Gross refining margin ($ millions)	$244	$441	$759	$1,086
Gross refining margin ($/throughput bbl) (j)	$21.39	$38.11	$23.61	$33.43
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (j)	$3.68	$3.12	$3.82	$3.50
Capital expenditures ($ millions)	$61	$43	$213	$105

TESORO CORPORATION
OPERATING DATA (d)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Retail Segment	2013	2012	2013	2012
Number of Stations (end of period)
Company-operated	573	568	573	568
Branded jobber/dealer (m)	1,648	791	1,648	791
Total Stations	2,221	1,359	2,221	1,359

Average Stations (during period)
Company-operated	572	567	570	472
Branded jobber/dealer (m)	1,640	789	1,154	789
Total Average Retail Stations	2,212	1,356	1,724	1,261

Fuel Sales (millions of gallons)
Company-operated	278	260	806	650
Branded jobber/dealer (m)	768	208	1,333	591
Total Fuel Sales	1,046	468	2,139	1,241

Fuel margin ($/gallon) (n)	$0.12	$0.18	$0.14	$0.20
Merchandise Sales ($ millions)	$52	$49	$142	$134
Merchandise Margin ($ millions)	$14	$12	$37	$34
Merchandise Margin %	27%	24%	26%	25%

Segment Operating Income ($ millions)
Gross Margins
Fuel (n)	$123	$84	$294	$247
Merchandise and other non-fuel margin	31	20	71	57
Total Gross Margins	154	104	365	304
Expenses
Operating expenses	86	73	231	178
Selling, general and administrative expenses	1	4	8	10
Depreciation and amortization expense	9	9	26	27
Loss on asset disposals and impairments	2	—	4	4
Segment Operating Income	$56	$18	$96	$85
___________________________

(m)	Reflects the acquisition of supply rights for approximately 835 dealer-operated retail stations with the Carson Acquisition on June 1, 2013.

(n)
Management uses fuel margin per gallon to compare profitability to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon; different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to revenues, segment operating income or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the refining segment at prices which approximate market.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (d)
(Unaudited) (In millions)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2013	2013
Reconciliation of Net Earnings to Adjusted EBITDA
Net earnings attributable to Tesoro Corporation	$99	$419
Net earnings from continuing operations attributable to noncontrolling interest	10	32
Net earnings from discontinued operations, net of tax	(35)	(23)
Depreciation and amortization expense	140	356
Income tax expense	47	243
Interest and financing costs, net	47	110
Interest income	—	(1)
Adjusted EBITDA (o)	$308	$1,136

Reconciliation of Cash Flows from Operating Activities to Adjusted EBITDA
Net cash from operating activities	$831	$670
Net cash used in (from) discontinued operations	118	(74)
Deferred charges	56	333
Other changes in assets and liabilities	(615)	129
Income tax expense	47	243
Stock-based compensation benefit (expense)	12	(33)
Interest and financing costs, net	47	110
Deferred income taxes	(180)	(222)
Loss on asset disposals and impairments	(4)	(19)
Other	(4)	(1)
Adjusted EBITDA (o)	$308	$1,136
___________________________

(o)
Adjusted EBITDA represents consolidated earnings, including earnings attributable to noncontrolling interest, excluding net earnings from discontinued operations, before income taxes, depreciation and amortization expense, net interest and financing costs and interest income. We present Adjusted EBITDA because we believe some investors and analysts use Adjusted EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. Adjusted EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management. Adjusted EBITDA should not be considered as an alternative to net earnings, earnings before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA may not be comparable to similarly titled measures used by other entities.

NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions, except per share amounts)
	Three Months Ended September 30,
	2013	2012
Net Earnings Attributable to Tesoro Corporation from Continuing Operations	$64	$259
Special Items, after-tax:
Integration costs (a)	9	—
Business interruption insurance recoveries (p)	(10)	—
Release of legal reserve (c)	(10)	—
Non-cash inventory valuation adjustment (q)	7	—
Debt redemption charges (b)	—	17
MF Global Holding Ltd. loss (r)	—	2
Net Earnings Adjusted for Special Items (s)	$60	$278

Diluted Net Earnings Per Share From Continuing Operations Attributable to Tesoro Corporation- U.S. GAAP	$0.46	$1.82
Special Items, after-tax:
Integration costs (a)	0.07	—
Business interruption insurance recoveries (p)	(0.07)	—
Release of legal reserve (c)	(0.07)	—
Non-cash inventory valuation adjustment (q)	0.05	—
Debt redemption charges (b)	—	0.12
MF Global Holding Ltd. loss (r)	—	0.01
Diluted Net Earnings Per Share Adjusted for Special Items (s)	$0.44	$1.95
___________________________
(p) Represents a benefit of $16 million ($10 million after-tax) from business interruption recoveries related to the April 2, 2010 incident at the Washington refinery for the three months ended September 30, 2013.
(q) Represents an increase to cost of sales of $11 million ($7 million after-tax) related to a non-cash inventory valuation adjustment recorded for the Carson Acquisition during the three months ended September 30, 2013.
(r) Includes a loss of $3 million ($2 million after-tax) related to the liquidation of our outstanding accounts receivable balance with MF Global Holding Ltd. for the three months ended September 30, 2012.
(s) We present net earnings adjusted for special items and diluted net earnings per share adjusted for special items as management believes that the impact of these items on net earnings and diluted net earnings per share is important information for an investor’s understanding of the operations of our business and the financial information presented. Net earnings adjusted for special items and diluted net earnings per share adjusted for special items should not be considered as alternatives to net earnings, diluted net earnings per share or any other measure of financial performance presented in accordance with U.S. GAAP.  Net earnings adjusted for special items and diluted net earnings per share adjusted for special items may not be comparable to similarly titled measures used by other entities.